Exhibit 99.1
Contact:
Jennifer Flachman
Director, Investor Relations
AMERCO  (602) 263-6601
Flachman@amerco.com

AMERCO Announces Special Cash Dividend

Reno, Nev. (December 13, 2011) AMERCO, the parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, on December 7, 2011, declared a special cash dividend on its Common Stock (Nasdaq: UHAL) of $1.00 per share. The dividend will be payable January 3, 2012 to holders of record on December 23, 2011.

AMERCO is the parent company of U-Haul International, Inc. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

Since 1945, U-Haul has been the choice for the do-it-yourself mover, with a network of more than 16,300 locations in all 50 States and 10 Canadian provinces. U-Haul customers' patronage has enabled the Company to maintain the largest rental fleet in the “do-it-yourself” moving industry with approximately 101,000 trucks, 82,000 trailers and 33,000 towing devices. U-Haul offers more than 417,000 rooms and approximately 37.1 million square feet of storage space at nearly 1,115 owned and managed facilities throughout North America. U-Haul is the consumer’s number one choice as the largest installer of permanent trailer hitches in the automotive aftermarket industry. The Company supplies alternative-fuel for vehicles and backyard barbecues as one of the nation’s largest retailers of propane.

U-Haul was founded by a Navy veteran who grew up during the Great Depression. Tires and gas were still rationed or in short supply during the late 1940s when U-Haul began serving U.S. customers. Today, that background is central to the U-Haul Sustainability Program: “Serving the needs of the present without compromising the ability of future generations to meet their own needs.”  Our commitment to reduce, reuse and recycle includes fuel-efficient moving vans, neighborhood proximity, moving box reuse, moving pads made from discarded material and packing peanuts that are 100% biodegradable.  Learn more about these facts and others at uhaul.com/sustainability.

For more information about AMERCO, please visit www.amerco.com.